Exhibit 5.1

Tel Aviv, May 12, 2015
Ref: C-296-0

Ceragon Networks Ltd.
24 Raoul Wallenberg Street,
Tel Aviv 69719
Israel

Re:   Ceragon Networks Ltd. - Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the "Registration Statement"), filed by Ceragon Networks Ltd., an Israeli Company (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,000,000 of the Company's Ordinary Shares, nominal value NIS 0.01 each (the "Shares"), authorized for issuance under the Company's Amended and Restated Share Option and RSU Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8.

In our capacity as the Company's Israeli counsel in connection with the preparation and filing of the Registration Statement, we have examined copies of the Company's Articles of Association, as amended, the Plan, protocols of meetings of the board of directors of the Company with respect to the Plan and other corporate records, instruments and documents we have considered necessary or appropriate for the purpose of this opinion, which were presented to us by the Company, and such matters of Israeli law as we have considered necessary or appropriate for the purpose of rendering this opinion. We have assumed that the Company presented to us all such protocols and documents relating to or having any bearing on the Plan.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the correctness and completeness of certificates of public officials and the representations set forth therein, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to this Registration Statement have been duly and validly authorized for issuance, and if, and when, issued pursuant to the terms and conditions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We are members of the Israeli Bar and we are opining herein as to the effect on the subject matter only of the internal laws of the State of Israel, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise the Company of facts, circumstances, events or developments, including, without limitation, in the law, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/
Shibolet & Co.
Advocates and Notaries